Exhibit 99.5

CONSENT TO BE NAMED AS A DIRECTOR NOMINEE

I consent to the use of my name as a Director Nominee in the Registration Statement, including in the section “Management,” to be filed by Pattern Energy Group Inc. on Form S-1 and the related Prospectus and any amendments or supplements thereto.

Dated: May 31, 2013

/s/ Patricia M. Newson
Patricia M. Newson